Exhibit 16.1
September 7, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read and agree with the comments in paragraphs two, three and four under the Experts heading of Valley Commerce Bancorp's Prospectus constituting part of its Registration Statement, on Form SB-2 to be filed with the Securities and Exchange Commission on or about September 8, 2004.

Yours truly,

/s/ Moss Adams LLP
Stockton, California